UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 2, 2010

Clenergen Corporation
(Exact name of registrant as specified in its charter)

Nevada	333-130286	20-2781289
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Bath House
8 Chapel Place
London EC2A 3DQ
United Kingdom	Not applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +44 (0) 2077390028

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Comment - Use of Terminology

Throughout this Form 8-K, the terms the “Company,” “we,” “us” and “our” refers to the registrant, Clenergen Corporation, and its wholly-owned subsidiaries, including Clenergen India Private Limited (“Clenergen India”), on a consolidated basis.

Item 2.01	Completion of Acquisition or Disposition of Assets.

We, through Clenergen Corporation, acquired all of the outstanding capital stock of United Bio Fuels Private Limited, an Indian corporation (“UBF”), on June 2, 2010. UBF owns and operates a 1.5 megawatt per hour (“MWe”) anaerobic digestive biomass power plant located in Salem, Tamilnadu, India. Also included in the acquired assets are ten acres of land and a power evacuation facilities substation. Such substation will allow us access to the national power grid with limited transmission loss.

The aggregate purchase price for the land, power plant and other facilities constituting the acquired assets was 82.44 million Indian Rupees (approximately $1.76 million at the closing currency exchange rate on June 4, 2010, as reported by CNNMoney.com). Included in such total purchase price was the satisfaction of debt to the India Renewable Energy Development Agency Limited, a government of India enterprise (the “IREDA”), totaling 72.74 million Indian Rupees ($1.56 million), inclusive of interest. The remaining purchase price is to be paid to Enkem Engineers Private Limited (“Enkem”), the former principal stockholder of UBF and operator of the power plant, in the aggregate amount of 2.2 million Indian Rupees ($47,000), and the other former shareholders of UBF, in the aggregate amount of 7.5 million Indian Rupees ($160,000), upon the power plant becoming fully operational, which is expected to occur in the next few weeks. Neither we, nor any of our directors and executive officers had any material relationship, other than with respect to the transaction itself, with IREDA, Enkem or any other former stockholder of UBF.

The power plant is a turnkey, fully operational facility which generates electricity through an anaerobic digestion process using chicken litter as the feedstock. Biogas is released and fed into the plant’s engines to generate electricity. The byproduct of this anaerobic digestion process is chicken litter compost (38.6 US tons per day, assuming the plant is operating at full capacity), which can be processed to produce organic fertilizer for sale to third parties or used in our biomass plantations. Our plans for the acquired assets include increasing the power plant’s capacity by an additional 8.5 MWe of power through expansion (by 6.5 MWe) of the anaerobic digestion facility and the installation of a 2 MWe gasification biomass power plant, which will utilize wood biomass as a feedstock.

We funded the purchase price through prior sales of our securities, a loan of $150,000 provided by our chief executive officer, Tim J.E. Bowen, in the amount of $150,000 (the “Bowen Loan”) and a loan provided by a non-affiliated party in the amount of $200,000 (the “Non-Affiliate Loan”), as well as the assumption of the debt due IREDA. The Bowen Loan is a demand loan bearing interest at the imputed interest rate and the Non-Affiliate Loan is due July 31, 2010 and bears interest at the rate of 12% per annum.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statement of business acquired.

The audited financial statements of UBF at and for the years ended December 31, 2009 and 2008, as well as interim unaudited financial statements of UBF at and for the four months ended April 30, 2010 and 2009, will be provided by the filing of an amendment to this Current Report on Form 8-K to be filed no later than 71 calendar days after the date this Form 8-K is required to be filed.

(b)	Pro forma financial information.

The pro forma financial information required by Rule 8-05 of Regulation S-X with respect to the Company’s acquisition of UBF will be provided by the filing of an amendment to this Current Report on Form 8-K to be filed no later than 71 calendar days after the date this Form 8-K is required to be filed.

(c)	Exhibits.

The following exhibits are being filed as part of this Current Report on Form 8-K.

Exhibit
Number	Exhibit Description
10.1	Share Purchase Agreement, dated December 12, 2009, between Clenergen India Private Limited and Enkem Engineers Private Limited and United Bio Fuels Private Limited.
10.2	Letter of the Indian Renewable Energy Development Agency Limited, dated December 2, 2009, addressed to United Biofuels Private Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 7, 2010	Clenergen Corporation

	By:	/S/ Mark L.M. Quinn
Mark L.M. Quinn
Chairman of the Board of Directors